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                                                                     Exhibit 8.1

                                March 19, 2002



Insight Health Services Corp.
4400 MacArthur Boulevard
Newport Beach, CA 92660

Gentlemen:

                  We have served as special counsel for Insight Health Services Corp., a Delaware corporation ("Insight") and Insight Health Services Holdings Corp. ("Holdings"), in connection with the issuance by Insight of 9 7/8% Senior Subordinated Notes due 2011, in the aggregate principal amount of $225 million as of October 30, 2001 (the "Initial Notes") and the subsequent offer by Insight (the "Exchange Offer") to exchange all of the Initial Notes for new 9 7/8% Senior Subordinated Notes due 2011, in the aggregate principal amount of $225 million (the "Exchange Notes"). In this capacity, we have participated in the preparation of a registration statement on Form S-4 (the "Registration Statement") filed pursuant to the Securities Act of 1933, as amended (the "Securities Act") including the prospectus relating to the issuance of the Exchange Notes (the "Prospectus"). Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Prospectus. All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code").

                  We understand the facts relating to the Exchange Offer to be as follows:

                  On October 30, 2001, Insight completed the private offering of the Initial Notes. In connection with that offering, Insight and certain guarantors entered into a registration rights agreement with the initial purchasers of the Initial Notes pursuant to which Insight agreed, among other things: (i) to file a registration statement with respect to the Exchange Offer within 120 days after the original issue date of the Initial Notes; (ii) to use its reasonable best efforts to cause the Exchange Offer registration statement to be declared effective within 180 days after the original issue date of the Initial Notes, (iii) once the registration statement is declared effective, to offer the Exchange Notes in exchange for the surrender of the Initial Notes; and
(iv) to keep the Exchange Offer open for not less than 30 business days after notice of the Exchange Offer is mailed to holders of the Initial Notes.

                  The terms of the Exchange Notes and of the Initial Notes are identical in all material respects, except that the Exchange Notes will be freely transferable by the holders,
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Insight Health Services Corp.          2                          March 19, 2002


except as specifically provided in the Prospectus. For each Initial Note surrendered to Insight pursuant to the Exchange Offer, the holder of such Note will receive an Exchange Note having a principal amount equal to that of surrendered Initial Note. The Exchange Notes will be issued pursuant to the same indenture as governs the Initial Notes.

                  You have requested our opinion regarding certain U.S. federal income tax consequences of the consummation of this Exchange Offer. This opinion is being rendered to you in response to such request. In rendering this opinion, we have relied, with your consent, upon the facts, statements, descriptions and representations set forth in the Prospectus (including the Schedules and Exhibits thereto) and such other documents pertaining to the Exchange Offer as we have deemed necessary or appropriate.

                  In connection with rendering this opinion, we have also assumed (without any independent investigation) that:

                  1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the date on which the Exchange Notes are issued pursuant to the Exchange Offer) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

                  2. Any statement made in any of the documents referred to herein as being "to the best of the knowledge" of any person or party, or similarly qualified, is correct without such qualification; and

                  3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, correct and complete in all material respects and, at the consummation of the transactions contemplated by the Exchange Offer, will be true, correct and complete and no actions have been (or will be) taken which are inconsistent with such statements, descriptions and representations.

                  Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, it is our opinion that, if the Exchange Offer is consummated in accordance with the Prospectus, the exchange of Initial Notes for Exchange Notes by holders of Initial Notes pursuant to the Exchange Offer will not constitute an "exchange" for U.S. federal income tax purposes because such exchange will not effect a "significant modification" of the Initial Notes within the meaning of U.S. Treasury Regulation 1.1001-3..

                  This opinion represents and is based upon our best judgment regarding the application of U.S. federal income tax laws arising under the
Code, existing judicial decisions, Treasury regulations and published rulings and procedures. Our opinion is not binding upon the
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Insight Health Services Corp.          3                          March 19, 2002


Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

                  This opinion addresses only the U.S. federal income tax matters relating to the Exchange Offer that are expressly set forth above, and does not address any other federal, state, local or foreign tax consequences that may result from the Exchange Offer or any other transaction (including any transaction undertaken in connection with the Exchange Offer).

                  No opinion is expressed as to any transaction other than the Exchange Offer as described in the Prospectus or to any transaction whatsoever, including the Exchange Offer, if all the transactions described in the Prospectus are not consummated in accordance with the descriptions of them in the Prospectus, or if any of the representations, warranties, statements and assumptions upon which we relied are not true, correct and complete at all relevant times. In the event any one of the representations, warranties, statements or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

                  This opinion is intended solely for the benefit of Insight, Holdings and exchanging holders of Initial Notes and may not be relied upon by any other person. We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the captions "Certain Federal Income Tax Considerations - Exchange Offer" and "Legal Matters." In giving this opinion, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                        Very truly yours,

                                        /s/ Kaye Scholer LLP